NEWSRELEASE                                                     [LOGO]
                                                                HUNTINGTON
                                                                     BANKS


FOR IMMEDIATE RELEASE                      For Further Information, Contact:
Submitted:  October 11, 1995               Jacqueline Thurston (614) 480-3878





                        HUNTINGTON BANCSHARES REPORTS
                    18% INCREASE IN THIRD QUARTER EARNINGS



        COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN) today reported net income of $65.9 million, or $.48 per share, for the third quarter of 1995 compared with $55.9 million, or $.41 per share for the same period one year ago. For the first nine months of the year, net income was $179.0 million, or $1.29 per share versus $190.1 million, or $1.40 per share in the same period of 1994.

        Both return on average assets (ROA) and return on average equity (ROE) continued to be strong. ROA for the third quarter and first nine months of 1995 were 1.34% and 1.27%, respectively. ROE for the most recent quarter and first nine months of 1995 were 17.03% and 15.75%, respectively.

        "We are pleased with the results of the past quarter. It represents an 18.0% increase in earnings over the third quarter of last year and the third consecutive quarter in 1995 of reporting increased net income. This improvement follows the downturn in earnings experienced by Huntington and other banks in the industry during the second half of 1994," stated Frank Wobst chairman and chief executive officer of Huntington Bancshares Incorporated. "Huntington is benefiting from solid loan growth and lower non-interest expenses. These results are particularly pleasing in view of the continuing competitive marketplace."

                                     -More-

        Huntington's loan volume continued to be impressive during the third quarter with average total loans increasing 13.2% from the same period in 1994. Strong loan growth was experienced across the board with average commercial loans up 15.2%, consumer loans up 12.1% and lease financing up 30.1% from the third quarter one year ago.

        Net interest income during the recent quarter was $186.6 million, up from $183.6 million in the same period last year. The improvement in net interest income can be attributed to the higher level of earning assets which resulted from significant loan growth and a larger investment securities portfolio. The net interest margin in the third quarter was 4.18%, only 3 basis points less than the previous quarter. Huntington expects that the margin will continue to decline modestly in the fourth quarter primarily due to the purchase of additional investments, competitive pressure on loan pricing and changes in deposit mix.

        Non-interest income, excluding securities transactions, for the third quarter and first nine months of 1995 was $58.9 million and $171.3 million, compared with $53.1 million and $168.8 million for the corresponding periods one year ago. The quarter-to-quarter increase was driven by improvements in all major categories. As reported in the second quarter of this year, restructuring and other initiatives have stabilized the mortgage company and it is currently operating profitably.

        Non-interest expense in the third quarter of 1995 was $138.9 million representing an 8.3% drop from the same three months in 1994 and reflects the fourth consecutive quarter that non-interest expense has been reduced. Current quarter earnings were not impacted by the

                                     -More-
reduction in the FDIC assessment rate and refund of amounts previously paid. This benefit was offset by Huntington's decision to accrue for costs associated
with a likely higher assessment rate on SAIF deposits.   A decline of  5.1% in
non-interest expense occurred from the first nine months of 1994 to the
corresponding period this year.   The decreases were a direct result of
initiatives begun in 1994 to reduce operating costs by restructuring certain business activities including the retail delivery system and the mortgage company. Moreover, these cost reductions were achieved despite the completion of three mergers during 1995 and were primarily attributable to reduced personnel costs.

        Huntington's asset quality measures remain among the best of the largest banking companies in the country. Non-performing loans declined to $46.3 million, or .34% of total loans, at September 30, 1995, compared with $53.9 million or .45% of total loans at the same time last year. Other real estate also declined over the past twelve months, from $51.6 million to $23.7 million. Non-performing assets as a percent of total loans and other real estate were .52% at the end of the most recent quarter, down significantly from
 .88% one year ago. Net charge-offs, as a percent of average total loans, were only .31% and .24%, respectively, during the third quarter and first nine months of 1995.

        Huntington's allowance for loan losses totaled $198.6 million at September 30, 1995, or 1.48% of total loans and represented 429% of non-performing loans; when combined with the allowance for other real estate, it was 263% of total non-performing assets.

        The company continues to enjoy strong capital levels. Huntington's average equity to average assets ratio was 7.87% for the third quarter and 8.10% for the first nine months of 1995.

                                     -More-

The company's Tier I and total risk-based capital ratios were 8.46% and 12.17%, respectively, and its Tier I leverage ratio was 6.96% at September 30, 1995. Huntington's capital ratios continue to exceed the regulatory requirements to be considered a "well-capitalized" bank holding company.

        Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $20 billion. The company's banking subsidiaries operate 327 offices in Ohio, Florida, Indiana, Kentucky, Michigan, Pennsylvania and West Virginia. Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 72 offices in the seven states mentioned as well as Georgia, Illinois, Maryland, New Jersey, North Carolina, Texas and Virginia.

                                      ###

                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
              (in thousands of dollars, except per share amounts)

CONSOLIDATED RESULTS                    Three Months Ended                        Nine Months Ended
   OF OPERATIONS                           September 30,          Change             September 30,         Change
------------------------------       ------------------------------------    -------------------------------------
                                       1995         1994            %           1995          1994           %
                                     --------      --------       -------    ---------      --------        ------
Interest Income                      $377,859      $301,724        25.2 %   $1,080,459      $900,846        19.9 %
Interest Expense                      191,281       118,173        61.9        537,782       322,046        67.0
                                     --------      --------                  ---------      --------
Net Interest Income                   186,578       183,551         1.6        542,677       578,800        (6.2)
Provision for Loan Losses               7,187         1,113       545.7         16,582        12,796        29.6
Non-Interest Income                    61,204        53,793        13.8        180,029       171,444         5.0
Non-Interest Expense                  138,850       151,356        (8.3)       426,957       449,990        (5.1)
Provision for Income Taxes             35,808        28,973        23.6        100,207        97,361         2.9
                                     --------      --------                  ---------      --------
Net Income                            $65,937       $55,902        18.0 %     $178,960      $190,097        (5.9)%
                                     ========      ========                  =========      ========

PER COMMON SHARE AMOUNTS (1)
------------------------------
  Net Income                            $0.48         $0.41        17.1 %        $1.29         $1.40        (7.9)%

  Cash Dividends Declared               $0.20         $0.19         5.3 %        $0.58         $0.49        18.4 %

  Shareholders' Equity
    (period end)                       $11.02        $10.32         6.8 %       $11.02        $10.32         6.8 %

Average Shares
  Outstanding (000's)                 137,183       136,108                    139,113       136,258


KEY RATIOS
----------
Return On:
  Average Total Assets                   1.34 %        1.35 %                     1.27 %        1.53 %
  Average Shareholders' Equity          17.03 %       15.77 %                    15.75 %       18.14 %
Efficiency Ratio                        56.74 %       63.44 %                    59.63 %       60.18 %
Net Interest Margin                      4.18 %        4.89 %                     4.21 %        5.11 %
Average Equity/Average Assets            7.87 %        8.54 %                     8.10 %        8.42 %
Tier I Risk-Based Capital Ratio
    (period end)                         8.46 %        9.90 %                     8.46 %        9.90 %
Total Risk-Based Capital Ratio
    (period end)                        12.17 %       14.06 %                    12.17 %       14.06 %
Tier I Leverage Ratio
    (period end)                         6.96 %        8.15 %                     6.96 %        8.15 %



CONSOLIDATED STATEMENT
  OF CONDITION DATA                                                At September 30,                    Change
------------------------------                           ------------------------------------------------------
                                                            1995                       1994               %
                                                         ------------                -----------       --------
Total Loans                                             $ 13,457,831                $ 11,871,412          13.4 %
Total Deposits                                          $ 12,544,500                $ 11,602,246           8.1
Total Assets                                            $ 20,173,130                $ 16,989,918          18.7
Shareholders' Equity                                    $  1,482,799                $  1,401,821           5.8

ASSET QUALITY
-------------
Non-performing loans                                    $     46,310                $    53,860
Total non-performing assets                             $     69,978                $   105,418
Allowance for loan losses/total loans                           1.48 %                     1.73 %
Allowance for loan losses/non-performing loans                428.79 %                   382.41 %
Allowance for loan losses and other real
     estate/non-performing assets                             263.26 %                   181.70 %

(1) Per common share amounts have been adjusted for the five percent stock dividend distributed July 31, 1995.
